Infinity Property and Casualty Reports 9.9% Gross Written Premium Growth for the First Quarter of 2010

Birmingham, Alabama – May 6, 2010 – Infinity Property and Casualty Corporation (NASDAQ:  IPCC), a national provider of personal automobile insurance, today reported results for the three months ended March 31, 2010:

	Three Months Ended March 31,
(in millions, except per share amounts and ratios)	2010	2009	% Change

Gross written premiums	$256.4	$233.3	9.9%
Revenues	$222.9	$222.2	0.3%

Net earnings	$15.6	$10.8	44.3%
Net earnings per diluted share	$1.15	$0.76	51.3%

Operating earnings (1)	$16.0	$16.8	(4.8)%
Operating earnings per diluted share (1)	$1.18	$1.19	(0.8)%

Underwriting income (1)	$17.3	$16.3	6.0%
Combined Ratio	91.9%	92.4%	(0.6	) pts

Return on equity	10.0%	8.2%	1.8	pts
Operating income return on equity (1)	10.3%	12.8%	(2.5	) pts

Book value per share	$47.33	$38.23	23.8%
Debt to total capital	23.7%	27.4%	(3.7	) pts
Debt to tangible capital	26.0%	30.5%	(4.5	) pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

Gross written premiums grew 9.9% during the first quarter of 2010 as compared with the same period in 2009 primarily from growth in Florida, with contributions to growth also coming from Arizona, Georgia, Illinois, Pennsylvania and Texas as well as the Commercial Vehicle product.  Premiums in California, Infinity’s largest state, declined 1.2% during the first quarter of 2010.

Favorable development on prior accident period loss and loss adjustment reserves and a decrease in other-than-temporary impairment (“OTTI”) losses recognized in earnings contributed to the increase in net earnings during the first quarter of 2010.  Favorable development and OTTI losses for the first quarter of 2010 were $16.7 million, pre-tax ($0.80 per diluted share after-tax) and $1.5 million, pre-tax ($0.11 per diluted share after-tax), respectively.  The favorable development primarily resulted from bodily injury and collision coverages in the states of California, Connecticut, Pennsylvania and Arizona related to accident years 2007, 2008, and 2009.  Favorable development and OTTI losses for the first quarter of 2009 were $9.8 million, pre-tax ($0.45 per diluted share after-tax) and $7.5 million pre-tax ($0.53 per diluted share after-tax), respectively.

Offsetting the favorable development and decline in other-than-temporary impairment losses, and contributing to the modest decline in operating earnings, was a decrease in net investment income due to a decline in overall market yields.

James Gober, Infinity’s Chairman, President & CEO stated, “We were able to build on the momentum from the fourth quarter of 2009 and grow in six of our eight Focus States.  And while the economic conditions and competitive environment will remain challenging, we believe this growth in premium will continue for the entire year.”

2010 Earnings Guidance
As a result of the favorable reserve development in the first quarter of 2010, Infinity is increasing its operating earnings guidance to $3.00 - $3.40 from $2.35 - $2.75.  The guidance assumes gross premium growth between 5.0% and 7.5% for 2010 as compared with the prior year, and an accident year combined ratio, which excludes favorable development on prior accident period loss and loss adjustment expense reserves, between 97.0% and 98.0%.

Share and Debt Repurchase Program
During the first quarter of 2010, Infinity repurchased 251,900 shares at an average price, excluding commissions, of $41.30.  Infinity has $29.8 million of capacity left under its share and debt repurchase program, which expires December 31, 2010.

Forward-Looking Statements
This press release, notably “2010 Earnings Guidance”, contains certain statements that may be deemed to be “forward-looking statements”. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “assumes”, “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements.

The primary events or circumstances that could cause actual results to differ materially from those expected by Infinity include determinations with respect to reserve adequacy, realized gains or losses on the investment portfolio including other-than-temporary impairments for credit losses, rising loss cost trends, actions of competitors and natural disasters. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

Conference Call
The Company will hold a conference call to discuss first quarter 2010 results at 11:00 a.m. (ET) today, May 6.   There are two alternative communication modes available to listen to the call. Telephone access will be available by dialing 1-888-680-0890 and providing the confirmation code 60060691.  Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available two hours following the completion of the call, at around 2:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, May 13, 2010. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 54098594.  The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately two hours following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS and dividends)
(unaudited)	For the Three Months Ended March 31,
	2010	2009
Revenues:
Earned premiums	$212.1	$214.7
Net investment income	11.3	13.6
Net realized losses on investments(1)	(0.5)	(6.1)
Other income	0.0	0.0
Total revenues	222.9	222.2

Costs and Expenses:
Loss and loss adjustment expenses (2)	146.6	151.3
Commissions and other underwriting expenses	48.2	47.1
Interest expense	2.7	2.8
Corporate general and administrative expenses	1.9	1.7
Restructuring charge	-	0.0
Other expenses	0.7	0.6
Total costs and expenses	200.1	203.4

Earnings before income taxes	22.8	18.8
Provision for income taxes	7.2	8.0
Net earnings	$15.6	$10.8

Earnings per common share:
Basic	$1.17	$0.77
Diluted	$1.15	$0.76

Average number of common shares:
Basic	13.319	13.976
Diluted	13.620	14.185

Cash dividends per common share	$0.14	$0.12

Note:  Columns may not foot due to rounding

Notes:
(1) Net realized gains before impairment losses	$1.1	$1.4

Total other-than-temporary impairment (OTTI) losses	(0.1)	(7.5)
Non-credit portion recognized in other comprehensive income	-	n/a
OTTI losses reclassed from other comprehensive income	(1.4)	n/a
Net impairment losses recognized in net earnings	(1.5)	(7.5)

Total net realized losses on investments	$(0.5)	$(6.1)
Note: Columns may not foot due to rounding

(2) Loss and loss adjustment expenses for the three months ended March 31, 2010 and March 31, 2009 include $16.7 million, pre-tax, and $9.8 million, pre-tax, of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	March 31, 2010 (unaudited)	December 31, 2009 (audited)
Assets:
Investments:
Fixed maturities, at fair value	$1,182.6	$1,146.7
Equity securities, at fair value	41.7	39.4
Total investments	1,224.3	1,186.1
Cash and cash equivalents	57.6	99.7
Accrued investment income	12.2	11.2
Agents’ balances and premiums receivable	330.4	295.7
Property, plant and equipment (net of depreciation)	27.4	27.9
Prepaid reinsurance premiums	1.9	1.5
Recoverables from reinsurers	19.2	18.0
Deferred policy acquisition costs	75.8	68.8
Current and deferred income taxes	5.7	10.3
Receivable for securities sold	0.5	-
Prepaid expenses, deferred charges and other assets	9.7	9.1
Goodwill	75.3	75.3
Total assets	$1,839.8	$1,803.7

Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$505.2	$509.1
Unearned premiums	419.3	376.1
Payable to reinsurers	-	0.1
Long-term debt	194.7	194.7
Commissions payable	19.9	18.0
Payable for securities purchased	5.9	17.6
Accounts payable, accrued expenses and other liabilities	66.5	70.0
Total liabilities	1,211.5	1,185.5

Shareholders’ Equity:
Common stock	21.1	21.1
Additional paid-in capital	345.3	344.0
Retained earnings (1)	554.9	541.2
Accumulated other comprehensive income, net of tax	24.9	19.5
Treasury stock, at cost (2)	(318.0)	(307.6)
Total shareholders’ equity	628.3	618.2
Total liabilities and shareholders’ equity	$1,839.8	$1,803.7

Shares outstanding	13.273	13.497
Book value per share	$47.33	$45.80
Note:  Columns may not foot due to rounding

Notes:
(1)	The change in retained earnings from December 31, 2009 is a result of net income of $15.6 million less shareholder dividends of $1.9 million.

(2)	Infinity repurchased 251,900 common shares during the first quarter of 2010 at an average per share price, excluding commissions, of $41.30.

Definitions of Non-GAAP Financial and Operating Measures

Operating earnings are defined as net earnings, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned.  Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended March 31,
(in millions, except EPS)	2010	2009

Earned premiums	$212.1	$214.7
Loss and loss adjustment expenses	(146.6)	(151.3)
Commissions and other underwriting expenses	(48.2)	(47.1)

Underwriting income	17.3	16.3

Net investment income	11.3	13.6
Other income	0.0	0.0
Interest expense	(2.7)	(2.8)
Corporate general and administrative expenses	(1.9)	(1.7)
Restructuring charge	-	(0.0)
Other expenses	(0.7)	(0.6)

Pre-tax operating earnings	23.3	24.9

Provision for income taxes	(7.3)	(8.1)

Operating earnings, after-tax	16.0	16.8

Realized losses on investments, pre-tax	(0.5)	(6.1)
Benefit for income taxes	0.2	2.1
Increase in provision for tax valuation allowance	(0.1)	(2.0)
Realized losses on investments, net of tax	(0.4)	(6.0)

Net earnings (loss)	$15.6	$10.8

Operating earnings per share – diluted	$1.18	$1.19
Realized losses on investments, net of tax	(0.02)	(0.29)
Increase in provision for tax valuation allowance	(0.01)	(0.14)
Net earnings per share - diluted	$1.15	$0.76

Note: Columns may not foot due to rounding

Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

Source:	Infinity Property & Casualty Corporation

Contact:	Amy Jordan
amy.jordan@ipacc.com
Investor Relations
(205) 803-8186